CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 10 to Registration Statement No. 33-37277 on Form N-1A under the Securities Act of 1933 of our report dated August 24, 2004, appearing in the annual report to shareholders of the James Advantage Funds, including The Golden Rainbow Fund, The James Small Cap Fund, The James Market Neutral Fund and The James Equity Fund (formerly, The James Large Cap Plus Fund), incorporated by reference in the Statement of Additional Information and to the reference to us under the headings "Other Services" in such Statement of Additional Information and "Financial Highlights" in the Prospectus.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio
October 29, 2004